Exhibit 4.51

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

First Amendment

to the Master Supply Agreement

This first amendment to the Master Supply Agreement (the “Amendment”) is entered into as of the date of execution by both Parties hereto.

BETWEEN

ON THE ONE HAND

SEALSQ France SAS (formerly WiseKey Semiconductors and Inside Secure), a French company organized and existing under the laws of France, having its principal office at Arteparc de Bachasson, bat A., rue de la Carrière de Bachasson, 13590 Meyreuil, France (the “Customer” or “SealSQ”);

AND

ON THE OTHER HAND

PRESTO ENGINEERING France SAS (formerly Presto Engineering HVM), a French company organized and existing under the laws of France, having its registered office at Arteparc de Bachasson, bat A., rue de la Carrière de Bachasson, 13590 Meyreuil, France (the “Company” or “Presto Engineering”).

The Customer and the Company are each referred herein as a “Party” and together as the “Parties”.

RECITALS

Whereas, the Parties entered into a Master Supply Agreement on July 1st, 2025 (the “MSA”).

Whereas, during the course of their long-term negotiations, the Company did not anticipate that the execution of the Agreement on July 1st, 2025, would result in a misalignment with the calendar year, and therefore, has requested that the Parties  amend the MSA accordingly.

Whereas, the Parties now wish to amend certain terms of this MSA in order to clarify the invoicing provisions and ensuring consistency with the invoicing practices historically applied between the Parties.

Now Therefore, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the MSA as follows:

1.	The Article 3.1 (iii) of the MSA is removed and replaced by Article 3.1 (iii) of the Amendment as follows:

[***] [***]

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

b.	The adjustment shall apply as follows:

[***] For reference, the Base Rate is the ECB EUR/USD reference rate published on the Effective Date, which is: [***].”

2.	The Article 4.1 of the MSA is removed and replaced by Article 4.1 of this Amendment as follows:

“During the Term, at the beginning of each concerned calendar year, Customer shall issue an annual Purchase Order for SCM and NPI sustaining Services corresponding to the applicable MOQ, in accordance with this Agreement. The Purchase Order related to the MOQ is hereby deemed accepted by Company and is therefore a Validated Purchase Order. Applicable MOQ is stated in the PrD or SOW.“

3.	The Article 4.4 of the MSA is removed and replaced by Article 4.4 of this Amendment as follows:

“For each calendar quarter, Company will use best efforts (obligation of means; obligation de moyen renforcée) to allocate and maintain sufficient capacity and resources to provide a quantity of SCM and NPI sustaining Services [***]. In case of additional Purchase Orders above

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

MOQ, the Parties will define in good faith in the concerned Validated Purchase Order the quantity to be used as a reference for the allocation and maintenance of capacity and resources by Company. “

4.	The Article 7.4 of the MSA is removed and replaced by Article 7.4 of this Amendment as follows:

“Company will invoice production Services (SCM) on a monthly basis based on actual shipments of wafers or IC units, as the case may be. Within 30 days from the end of each calendar year, the Company will reconcile the annual Purchase Order for the applicable MOQ with the total amounts invoiced by Company for SCM during said calendar year. In case the total amount of monthly invoices is less than the annual MOQ amount, Company will issue an additional invoice to cover the difference. Quantities of Products paid under such additional yearly invoice will be carried forward for shipment during the remainder of the Term. For the avoidance of doubt, in the first six (6) months of the MSA and in the last six (6) months of the MSA, the applicable MOQ and the corresponding annual reconciliation shall be calculated on a pro rata basis, taking into account only the number of months of actual performance within such partial contractual year.”

5.	The Article 7.5 of the MSA is removed and replaced by Article 7.5 of this Amendment as follows:

“Company will invoice NPI sustaining Services on a monthly basis. Within [***] from the end of each calendar year, the Company will reconcile the applicable MOQ with the total amounts invoiced by Company for NPI sustaining activities during said contract year. In case the total amount of monthly invoices is less than the annual MOQ amount, Company will issue an additional invoice to cover the difference.

For the avoidance of doubt, in [***], the applicable MOQ and the corresponding annual reconciliation shall be calculated on a pro rata basis, taking into account only the number of months of actual performance within such partial contractual year.”

6.

Effectiveness.  This Amendment shall take effect retroactively as of July 1, 2025 (the “Amendment Effective Date”). Except as expressly amended or modified herein, all other terms and conditions of the MSA, shall remain unchanged and in full force and effect.

7.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws governing the MSA.
8.

Miscellaneous. Terms not defined herein shall be as defined in the MSA.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  If there shall be any conflict between the terms and conditions of the MSA and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[signature page follows]

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information the issuer both customarily and actually treats as private and confidential.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives.

Date: November 26, 2025	Date: November 15, 2025

/s/ Bernard Vian	/s/ Cedric Mayor
By: Bernard Vian	By: Cedric Mayor
(authorized signature)	(authorized signature)

Title: General Manager	Title: Chief Executive Officer

SealSQ France SAS	Presto Engineering France SAS